Exhibit 21.1
Subsidiaries of Oiltanking Partners, L.P.*

Name	Jurisdiction

OTH GP, LLC	TX
Oiltanking Houston, L.P.	TX
OTB GP, LLC	DE
Oiltanking Beaumont Partners, L.P.	DE
Oiltanking Beaumont Specialty Products, LLC	TX

*	This Exhibit lists the entities that will be subsidiaries of Oiltanking Partners, L.P. following the consummation of the transactions contemplated by a contribution agreement we will enter into at the closing of our initial public offering. A form of such contribution agreement is filed as Exhibit 10.1 to the attached Registration Statement.